Exhibit 23.3

July 22, 2010 Sino Clean Energy Inc. Room 1605, Suite B, Zhengxin Building Gaoxin 1st Road, Gao Xin District Xi'an, Shaanxi Province, China, 710075 Attention: Mr. Ren Baowen Re: Letter of Authorization to use Frost & Sullivan Research Data in Registration Statement. Dear Mr. Ren: The Frost & Sullivan hereby consents to the quotation by Sino Clean Energy Inc. in its Registration Statement to be filed with the Securities and Exchange Commission (the "Registration Statement"). This consent will remain effective so long as the Registration Statement, including any post-effective amendment thereto, remains effective under the federal securities laws. Kind regards, Frost & Sullivan By: Name: NEIL X.WANG Title: MANAGING DIRECTOR